Exhibit 10.56

Wonderland Capital Corp

200 East Broadway

Port Jefferson, NY 11772

As of March 25, 2011

Viral Genetics, Inc.

2290 Huntington Drive, Suite 100 San

Marino, CA 91108

Attn: Mr. Haig Keledjian

          President

Dear Mr. Keledjian:

This letter agreement (this "Agreement") shall confirm the understanding and agreement between Wonderland Capital Corp. (the "Lender"), and Viral Genetics, Inc., (the "Company"), with respect to the Loan (as hereinafter defined) from the Lender to the Company.

That understanding and agreement in as follows:

1.     The Lender will loan $100,000 to Viral in two tranches, the first in the amount of $50,000 to be made today and the second tranche in the amount of $50,000 to be made approximately 10 to 14 days from this date. The proceeds of the Loan shall pay all costs necessary to fund a "fast-track" test by the Company's subsidiary, VGE Energy, Inc. ("VGE"), and the remainder shall be used by the Company for general corporate purposes.

2.  The Loan will be evidenced by a convertible promissory note made jointly and severally by the Company and VGE (the "Note"), shall mature and be payable six (6) months after the date of issuance (the "Maturity Date") and shall earn interest on the outstanding principal amount of the Note at a rate of 2% per annum (calculated on the basis of a year of 360 days). The Note shall not be prepayable.

3. In consideration of making the Loan, the Company shall immediately issue to the Lender 500 000 of the Company's Series A Preferred Stock and an option ("Option") to purchase ten (10) VGE Units (as hereinafter defined). The Option shall be exercisable for a period of six (6) months from its date of issuance.

4. The Note, shall be convertible prior to the Maturity Date, at the sole option of the Lender, upon two (2) business days prior written notice to the Company, into shares of the Company's common stock at a conversion price of $0.02 per share (the "Conversion Price"). Notwithstanding anything set forth in the immediately preceding sentence, the Conversion Price shall be lowered to the lowest price per share at which the Company issues common stock (including, without limitation, by means of the conversion of any security of the issuance of shares under any warrant) as long as this Note is outstanding. The Conversion Price shall be subject to customary anti-dilution protection.

5. For purposes hereof each "VGE Unit" shall be defined and comprised of the following:

(a) one hundred fifty thousand (150, 000) shares of common stock of VGE;

(b) fifteen thousand (15,000) shares of Series A Preferred Stock of VGE; and

(c)  five (5) year warrants to acquire one hundred fifty thousand (50,000) shares of common stock of VGE at an exercise price of $0.25 per share (the "VGE Warrants"). The Option exercise price for each VGE Units shall be $25,000. The exercise price of the VGE Warrants will be subject to customary anti-dilution protection.

6. Promptly after the execution and delivery of this letter Agreement, the Lender, the Company and VGE, as applicable, will enter into a Securities Purchase Agreement, the Note and any other applicable documentation to memorialize the transaction contemplated by this Agreement and the Loan (the "Definitive Documentation") and shall take all corporate actions to implement the transaction contemplated by the Agreement and the Loan.

7. Each party hereby represents and warrants to the other parties that:

(a) it has the full power, ability, legal capacity and authority to execute and deliver the Agreement and to perform its obligations hereunder; and

(b) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its term, except as enforceability may be limited by applicable bankruptcy, moratorium, insolvency and other similar laws affecting the enforcement of creditors' rights generally and that enforcement may be limited by general principles of equity.

8. Until the Definitive Documentation is executed and delivered, this Agreement sets forth the entire understanding and agreement of the parties with respect to the Loan and the transactions contemplated hereby and the subject matter hereof and its supersedes all prior understandings and/or contemporaneous agreements (if any) between them (whether written of oral) with respect to such matter, all of which are merged herein.

9. This Agreement may not be amended, modified, waived or terminate, except by an instrument in writing executed by each of the parties hereto. Any waiver of any provision of this Agreement shall be limited to the specific instance and purpose for which it is given.

10. This Agreement shall not be assigned by any party without the prior written consent of the other party and their respective successors and permitted assignees.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any of its conflicts of law principles which would result in the application of the laws of another jurisdiction.

12. The Agreement may be executed in counterparts (and they may be executed by facsimile or electric signature which shall be valid for purposes hereof) each of which shall be an original, and all of which, when taken together, shall constitute over and the same agreement. In resolving any dispute or controversy arising out of this Agreement or construing any term or provision in this Agreement, there shall be no presumption made or inference drawn because of the inclusion of a provision not contained in a prior draft or deletion of a provision contained in a prior draft. This Agreement shall not be construed or interpreted with any presumption against either party and for purposes of construing and interpreting this Agreement, it shall be deemed that this Agreement was drafted jointly by the parties. Any reference in this Agreement to the masculine, feminine or neuter gender shall be a reference to such other gender as if appropriate. References in this Agreement to the singular shall include the plural and vice versa.

Please confirm the Company and VGE's agreement to this Agreement by executing and returning the enclosed copy of this Agreement to the Lender.

Very truly yours, Wonderful Capital Corp. Lender By: /s/ Eugene W. Austin Name: Eugene W. Austin Title: President

Agreed and Accepted:

VIRAL GENETICS, INC.

By: Haig Keledjian

Name: Haig Keledjian

Title: President

VG ENERGY, INC.

By: Haij Keledjian

Name: Haij Keledjian

Title: President